Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of September 21, 2004, is made and entered into by and between Stuart J. Beck (“Executive”) and Granite Broadcasting Corporation, a Delaware corporation (“Granite” and together with its subsidiaries and affiliates, the “Company”).  The signatories to this Agreement are referred to collectively as the “Parties.”

RECITALS:

A.            Executive is a founder and member of the Board of Directors (the “Board”), of Granite, and Executive and Granite are parties to an Employment Agreement dated as of September 20, 1991, as amended (the “Employment Agreement”), pursuant to which Executive serves as President and Secretary of Granite.

B.            By mutual agreement between Executive and the Company, Executive shall resign, effective as of September 21,2004 (the “Separation Date”), as an employee and officer of Granite and as a employee, director and officer, as applicable, of each of the Granite’s subsidiaries and affiliates.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual promises that are contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Executive, and to resolve any and all disputes or potential disputes between the Parties, it is agreed as follows:

1.                                       Resignation and Termination of Employment; Continued Service as Director.  Executive hereby resigns, effective as of the Separation Date, as an employee and officer of Granite and as an employee, director and officer, as applicable, of each of Granite’s subsidiaries and affiliates, and Granite hereby accepts such resignation.  Notwithstanding any provision of the Employment Agreement to the contrary, such resignation shall not be deemed to be a breach by Executive of the Employment Agreement, and the Employment Agreement shall terminate as of the Separation Date.  Executive shall continue to serve as a member of Granite’s Board until a successor is duly elected and qualified or until his prior death, resignation, removal or disqualification.

2.                                       Severance Payment and Other Benefits.

(a)                                  Severance Payment; Accrued Salary.  From the Separation Date through the 18-month anniversary of the Separation Date, Granite will pay you, as a severance payment, an annualized amount equal to your current base annual salary, subject to any withholding pursuant to Section 2(i) of this Agreement, through consecutive regular Granite payroll installments (collectively, the “Severance Payment”), with the first installment of the Severance Payment to be paid to you on the first Granite pay day that occurs after the Effective Date (defined in Section 6(d)).  On the Separation Date (or the first payroll period which occurs following such date), Granite shall pay Executive (i) the unpaid portion of Executive’s salary that he has been earned through the Separation Date and (ii) to the extent permitted under Granite’s polices, a payment for accrued, but unused vacations days as of the Separation Date, subject to standard payroll deductions and withholdings.  The Parties acknowledge and agree that the aggregate gross amount payable to Executive under the first sentence of this Section 2(b) (i.e., the Severance Payment) is $1,008,000.

(b)           Prorated 2004 Bonus.  Executive shall receive a bonus for 2004 pursuant to the terms of Executive’s 2004 Incentive Award Model prorated to the Separation Date (the “2004 Bonus”).  Such bonus payment, if any, shall be made on approximately the same date as the payment of a 2004 bonus, if any, is made to the Chief Executive Officer of Granite.

(c)           Stock Options.  Executive and Granite are parties to the stock option agreements listed on Schedule A-1 attached hereto (the “Stock Option Agreements”), pursuant to which Executive holds options (“Options”) to purchase shares of the Granite’s Common Stock (Nonvoting), par value $0.01 per share (“Common Stock (Nonvoting)”).  Notwithstanding any provision in any Stock Option Agreement to the contrary (i) all unvested Options held by Executive as of the Separation Date under any Stock Option Agreement shall continue to vest until the earlier of (A) the later of January 2, 2007 and 30 days after the last day of Executive’s continuous service on the Granite’s Board and (B) the fixed date on which each such Option was initially set to expire (the “Option Termination Date”), and (ii) all vested Options held by Executive as of the Separation Date under any Stock Option Agreement and all Options that vest pursuant to Section 2(c)(i) of this Agreement shall remain exercisable until the Option Termination Date, and thereafter any such Options that remain unexercised shall terminate and cease to be exercisable.  For purposes of clarification, Schedule A-2 attached hereto sets forth the unexercised Options that have been granted to Executive as of the date immediately prior to the Separation Date.

(d)           Amendment of Performance Award Agreement and Deferral Letter.  The Performance Award Agreement, dated as of February 25, 2003, by and between Executive and Granite (the “Performance Award Agreement”), is hereby amended as set forth on Schedule B hereto, and the Deferral Letter Agreement, dated as of December 8, 2003, by and between Executive and Granite (the “Deferral Letter” and, together with the Performance Award Agreement, the “Performance Award Documents”), is hereby amended as set forth on Schedule C hereto.  Except as specifically provided herein, the provisions of the Performance Award Documents shall remain in full force and effect and are hereby ratified and confirmed.  Granite acknowledges that the Compensation Committee of its Board of Directors (the “Compensation Committee”) (i) certified that the performance objective set forth in the Performance Award Agreement and other material terms of the performance award of $3,286,065.00 evidenced by the Performance Award Agreement (the “Performance Award”) were achieved or met by December 22, 2003, and (ii) irrevocably determined that the Performance Award shall be paid in cash.  The Parties acknowledge that, as set forth in the Performance Award Documents, unless Granite’s Compensation Committee determines to pay any amount of the Performance Award earlier or any such amounts are otherwise paid earlier under the terms of the Performance Award Documents, the full amount of the Performance Award (i.e., $3,286,065.00), minus $221,200.00 that is payable to Executive in connection with the maturity of Executive’s promissory note dated January 1, 2001, issued to Granite (the “Promissory Note”), shall be paid on December 22, 2006.

(e)           Exchange of Class A Voting Common Stock for Common Stock (Nonvoting).  Executive acknowledges that he currently owns 80,250 shares of Granite’s Class A Voting Common Stock, par value $0.01 per share (“Class A Voting Common Stock”), which are evidenced by a stock certificate currently in Executive’s possession.  On the Effective Date, each share of Class A Voting Common Stock owned by Executive shall be exchanged by Executive for one share of Granite’s Common Stock (Nonvoting) from Granite.  In connection with the foregoing issuance to Executive of Common Stock (Nonvoting), Executive makes the representations to the Company set forth on Schedule D attached hereto.  On the Separation Date or such later date to which the Parties agree, (A) Executive shall deliver to Granite the originally signed stock certificate evidencing all shares of Class A Voting Common Stock held by Executive executed in blank or accompanied by a stock power executed in blank, and (B) Granite shall deliver to Executive a duly executed stock certificate evidencing 80,250 shares of Common Stock (Nonvoting) issued to Executive pursuant to this Section 2(e).

(f)            Insurance Benefits. If Executive, his spouse and other eligible dependents are enrolled in the Company’s group health plan immediately prior to the Separation Date and elect continued healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company shall contribute such portion of Executive’s COBRA premiums (including the premiums of his spouse and other eligible dependents, if applicable) at the same cost sharing between the Company and Executive as a similarly situated active employee for the lesser of (A) 18 months, (B) until Executive (and Executive’s spouse and other eligible dependents) are no longer eligible for COBRA continuation coverage, or (C) until Executive obtains comparable healthcare benefits from any other employer, whereupon the Company shall have no further liability or obligation to Executive under this clause (f).

(g)           Reimbursement.  Subject to Section 2(h) of this Agreement, Granite shall reimburse only those reasonable business expenses incurred prior to the Separation Date in accordance with Granite’s written policies for expense reimbursements. Executive agrees and acknowledges that, from and after the Separation Date, except as expressly provided for in this Agreement, Executive shall not be entitled to any payments, reimbursements or benefits of any kind, from Granite, other than in connection with Executive’s service on Granite’s Board in accordance with Granite’s written policies for expense reimbursements for directors.

(h)           Compensation for Board Service.  Beginning on the Separation Date, while Executive serves as a non-employee director on Granite’s Board, Executive shall be entitled to the compensation and expense reimbursements Granite provides to non-employee directors prorated from the Separation Date.

(i)            Withholding of Taxes.  The Company may withhold from any benefits or compensation payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

(j)            No Further Compensation.  Except as provided, or referred to, in this Agreement or as otherwise may be required by law, Executive shall not be entitled to receive any other payments, benefits or severance amounts from the Company following the Separation Date.

(k)           Payoff of Promissory Note.  The Parties acknowledge and agree that, as determined by Granite’s Compensation Committee in accordance with the terms of the Performance Award Agreement, $221,200.00 of the Performance Award that is payable by Granite to Executive in connection with maturity of the Promissory Note shall be off-set on a dollar for dollar basis by the amount of $221,200.00 that Executive owes Granite under the Promissory Note in connection with its maturity.  On the maturity date of the Promissory Note, or such later date to which Executive agrees, Granite shall deliver to Executive the originally signed Promissory Note, marked paid-in-full, and such other evidence of settlement of the transactions referenced in this Section 2(k), as Executive reasonably requests.

3.             Taxability.  Executive expressly acknowledges that the Company has made no representations to him regarding the tax consequences of any benefits or compensation payable under this Agreement, and that such benefits and compensation likely will be considered to be taxable income and subject to disclosure to the appropriate taxing authorities.  Executive agrees that he is solely and entirely responsible for the payment and discharge of all federal, state, and local taxes, if any, that by law are due from or owed by Executive with respect to any benefits or compensation payable under this Agreement.  Executive agrees that in the event it should be subsequently determined that withholding or payment of taxes on any amounts received by him under this Agreement, or any part thereof, should have been made, he personally shall be solely responsible for all such taxes that by law are due from or owed by Executive, as well as for any related penalties or interest that may be due.

4.             Confidential Information.  Executive acknowledges that, during his employment with the Company, he had access to and/or acquired information that is confidential to the Company (“Confidential Information”).  Such Confidential Information includes, but is not limited to: trade secrets; plans for acquiring or disposing of certain assets; program purchasing information; advertising and promotional programs and plans; financial or statistical data; sales and account information; customer information; sales and marketing plans and strategies; pricing strategies and reports; personnel information; legal matters, dealings, and claims; and any other information of a similar nature that is not known or made available to the public or to the Company’s competitors that, if misused or disclosed, could adversely affect the business or goodwill of the Company.  Executive agrees not to disclose any Confidential Information to any person (including any Company employee who does not need to know such Confidential Information), agency, institution, company, or other entity, or to use any such proprietary information for his own benefit or for the benefit of any person, agency, institution, company, or entity other than the Company, and except as may be required by court order or subpoena, without first obtaining the written consent of Granite.  Executive acknowledges and agrees that these duties and obligations shall continue at least for so long as such Confidential Information remains confidential to the Company, but shall not apply to Confidential Information that becomes publicly known through no fault of Executive.  Executive further acknowledges and agrees that any breach of this provision is a material breach of this Agreement.

5.                                       Non-Competition; Non-Solicitation.

(a)           In light of the acknowledgements set forth above in Section 4 and in partial consideration of the compensation and benefits provided to Executive hereunder, for a period beginning on the Separation Date and ending December 22, 2006 (the “Restricted Period”), Executive, without the prior written consent of the Company, shall not, directly or indirectly, (i) enter into the employ of or render any services to any person, engaged in a Competitive Business (defined below); or (ii) become associated with or interested in any Competitive Business as an individual, 5% or greater partner, 5% or greater shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity.  For purposes of this Agreement, “Competitive Business” shall mean any television broadcasting business that is located in any Designated Market Area (as defined by Nielsen Media Research, Inc., “DMA”) within the continental United States where the Company either (A) currently owns or operates a television broadcasting business or (B) acquires or commences operations of a television broadcasting business prior to Executive engaging in any of the activities set forth in clauses (i) or (ii) of this Section 5(a) with respect to any other television broadcasting business in such DMA.

(b)           To protect the goodwill of the Company and the Company’s legitimate business interests and in partial consideration of the compensation and benefits provided to Executive hereunder, during the Restricted Period, Executive shall not, as proprietor or partner, member or shareholder (in each case, directly or indirectly owning or controlling five percent (5%) or more of any class of equity) or employee, consultant, agent, or otherwise, on his own behalf or on behalf of another person, do any of the following in competition with the Company, without the prior written consent of the Company: (i) divert or attempt to divert any advertiser’s business from the Company or its affiliates, or otherwise interfere with the business relationship between the Company or its affiliates and any of their respective advertisers, television networks, employees, or program suppliers; or (ii) solicit the employees of the Company or any of their affiliates to terminate their relationship with the Company or its affiliates (or to modify such relationship in a manner that is adverse to the interests of the Company or its affiliates), or to violate any valid contracts they may have with the Company or its affiliates.

(c)           Executive acknowledges (i) that the services he rendered are of a special, unique, extraordinary and intellectual character, (ii) that Executive developed a personal acquaintanceship and relationship with many of the advertisers and television networks doing business with the Company, as well as an intimate knowledge of the requirements of such advertisers and television networks, (iii) that the Company’s relationships with established advertisers and television networks have been placed in Executive’s hands, (iv) that Executive’s position with the Company placed him in a position of utmost confidence and trust with respect to the advertisers and television networks, (v) the Company will suffer substantial damage which will be difficult to compute if, during the Restricted Period, the Executive should violate Sections 5(a) or (b), (vi) the provisions of this Agreement are reasonable and necessary for the protection of the business of the Company, (vii) the Company would not have entered into this Agreement, including, without limitation, Section 2(d) hereof, unless Executive agreed to this Section 5 and (viii) the provisions of this Section 5 will not preclude Executive from other gainful employment.

(d)           The Parties recognize, acknowledge and agree that, if Executive commits a breach or the Company has reasonable evidence that Executive is about to commit a breach, of any of the provisions of this Section 5, the Company will suffer irreparable harm and injury, and money damages will not provide an adequate remedy to the Company.  Accordingly, Executive agrees that, in any such event, the Company shall be entitled to have the provisions of this Agreement specifically enforced by any court having jurisdiction, without being required to post a bond or other security and without having to provide the inadequacy of the available remedies at law.  In addition, the Company shall be entitled to avail itself of all such other actions and remedies available to it under law or in equity and shall be entitled to such damages as it sustains by reason of such breach.  In addition, without limiting the foregoing, Executive shall cease to be provided any further benefits or payments under this Agreement, including, without limitation, Section 2(d) hereof, in the event of a material breach of this Agreement by Executive which breach is not cured within 30 days of written notice from Granite to Executive.

(e)           The Parties acknowledge that the type and periods of restriction imposed on Executive pursuant to the provisions of this Section 5 are fair and reasonable, and are reasonably required for the protection of the Company and the goodwill associated with the business of the Company.  It is the express desire and intent of the Parties that the provisions of Section 5 be enforced to the fullest extent permissible.  If any of the covenants in Section 5, or any part thereof, is hereafter constructed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.  If any of the covenants contained in Section 5 or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the Parties hereby expressly agree that the court making such determination shall have the power to reduce the duration of such provision and/or areas to which any such provision shall apply, and, in its reduced or limited form, said provision shall then be enforceable.  The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Section 5 upon the courts of any state within the geographical scope of such covenants.  If the courts of any one or more of such states shall hold any of the previous covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s rights to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

(f)            If any action at law or in equity is necessary to enforce or interpret the terms of this Section 5, the prevailing Party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such Party may be entitled.

6.                                       Release By Executive.

(a)           Executive, on behalf of himself and his heirs, spouse, children, insurers, assigns, transferees, representatives, principals, agents, executors, administrators, and counsel, hereby releases and forever discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates, assigns, and divisions, and all of their present and former directors, officers, employees, fiduciaries, employee benefit plans, employee benefit plan administrators, shareholders, insurers, representatives, assigns, and counsel (collectively, the “Releasees”), of and from, and hereby waives, any and all claims, demands, damages, or liability of any nature whatsoever, known or unknown, that Executive has or may have that arise out of, concern, or relate in any way to any acts or omissions done or occurring prior to and including the date of this Agreement, including, without limitation, claims arising out of his employment with the

Company and/or the termination thereof; claims arising under the United States and New York Constitutions, the Fair Labor Standards Act (29 U.S.C. §§ 201, et seq.), the Equal Pay Act (29 U.S.C. § 206(a) and interpretive regulations), Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. §§ 2000e, et seq.), the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Civil Rights Act of 1871 (42 U.S.C. § 1985), the Age Discrimination in Employment Act of 1967, including the Older Workers Benefit Protection Act (29 U.S.C. §§ 621, et seq.) (the “Age Discrimination in Employment Act”), the Americans With Disabilities Act (42 U.S.C. §§ 12101, et seq.), the Family and Medical Leave Act (29 U.S.C. §§ 2601, et seq.); all claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistle-blowing claims under 18 U.S.C. §§ 1514A and 1513(e); claims for wrongful or constructive discharge, retaliation, harassment, and discrimination; claims for breach of express or implied contract, including breach of the covenant of good faith and fair dealing; claims for unpaid wages, commissions, bonuses, incentive compensation, stock options, or any other compensation; any actions or claims arising out of any and all employee handbooks, policy and procedure manuals, pension plans, and other policies, plans, and practices of the Company from the beginning of Executive’s employment with the Company to the present; claims for attorneys’ fees and costs; and any and all claims arising under any other federal, state, or local laws, statutes, regulations, or ordinances, as well as any and all common law legal or equitable claims.  It is agreed and understood that this release by Executive is a general release and is to be construed in the broadest sense possible under the law.

(b)           Excluded from this waiver and release are (i) any claims or rights which cannot be waived by law, including claims arising after the date of this Agreement; (ii) rights of Executive under, and claims arising out of breach by the Company of, this Agreement, the Stock Option Agreements and the Performance Award Documents; (iii) any claims for indemnity or contribution pursuant to the Company’s Certificate of Incorporation or By-laws, director and officer liability insurance or pursuant to applicable law; (iv) any claim for benefits to which the Executive may be entitled under Granite’s Employees’ Profit Sharing and Savings (401(k)) Plan or Granite’s Employee Stock Purchase Plan, in accordance with the provisions of such plans; (v) any claim for benefits to which Executive may be entitled under any welfare plan of Granite in which Executive participates, in accordance with the provisions of such plan, or by application of any federal or state law providing for the continuation of welfare benefits, including but not limited to, COBRA and state insurance conversion requirements; and (vi) any claim for reimbursement in accordance with the Company’s policies with respect to an expense incurred prior to the Separation Date.

(c)           Executive understands that he is being provided with a period of at least 21 days to consider the terms of this release, and in the event he decides to execute this Agreement in fewer than 21 days, he has done so with the express understanding that he has been given and declined the opportunity to consider this release for a full 21 days.  Executive acknowledges that his decision to sign the Agreement in fewer than 21 days was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the 21-day time period.

(d)           Executive further understands that he may revoke the release contained in this Section only (regarding claims under the Age Discrimination in Employment Act) at any time during the 7 days following the date of execution of this Agreement, and the release contained in this Section only shall not become effective or enforceable until such revocation period has expired (the “Effective Date”).  Notice shall be provided to W. Don Cornwell, by facsimile and certified mail, return receipt requested, to Granite Broadcasting Corporation, 767 Third Avenue, 34th Floor, New York, New York 10017, facsimile number (212) 826-2858.  One-eighth of the Severance Payment made to Executive under this Agreement constitutes consideration for this release of claims under the Age Discrimination in Employment Act.

7.             No Improper Actions Or Omissions.  Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).  Executive further represents and warrants that he has fulfilled his duties to the Company to the best of his abilities and in a reasonable and prudent manner, and that he has not knowingly engaged, directly or indirectly, in any actions or omissions that could be perceived as improper or unlawful, nor has he failed to report any such actions or omissions.

8.             Cooperation With The Company.  Executive shall cooperate fully with the Company in its defense or prosecution of litigation, administrative hearings, and related matters with respect to issues arising during Executive’s tenure with the Company, or arising out of acts or omissions of Executive during his tenure with the Company, as may be required by the Company in connection with any formal or informal state and/or federal administrative, governmental, or judicial inquiry, internal or external investigation by or of the Company, or other proceeding.  The Company agrees that Executive shall be entitled to reasonable costs (including, but not limited to, attorney’s fees and expenses of separate counsel, if appropriate) related to such cooperation.

9.             No Other Representations.  The Parties represent and acknowledge that in executing this Agreement, no Party has relied on any representations or warranties of any other Party or by any of the other Party’s attorneys, agents, or representatives, with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than the representations or warranties expressly set forth in this Agreement.

10.           Assignment.  This Agreement is binding on Executive and the Company and upon their heirs, spouses, representatives, transferees, principals, executors, administrators, predecessors, successors, parents, subsidiaries, affiliates, permitted assigns, agents, insurers, officers, directors, and employees; provided, however, that the rights and obligations of the Company under this Agreement may be assigned to a successor entity which assumes (either by operation of law or otherwise) the Company’s obligations hereunder.  Any such assignment by the Company will not release the Company unless and until all obligations to Executive hereunder are fully discharged.  No rights or obligations of Executive hereunder may be assigned by Executive to any other person or entity, except by will or the laws of descent and distribution.  In the event of Executive’s death prior to receipt by Executive of all amounts payable by the Company hereunder, such amounts shall be payable to Executive’s designated beneficiaries on the same schedule as provided for in this Agreement.

11.           Severability.  Should any provision of this Agreement be finally declared or determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, that part shall be ineffective to the extent of such illegality, invalidity, or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement.

12.           No Waiver.  No failure by either Party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall (i) be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time or (ii) preclude insistence upon strict compliance in the future.

13.           Entire Agreement.  This Agreement together with the Stock Option Agreements, the Performance Award Agreement and the Deferral Letter, each as amended hereby, set forth the Parties’ entire agreement in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of either Party hereto, except as otherwise provided in this Agreement together with the Stock Option Agreements, the Performance Award Agreement and the Deferral Letter, each as amended hereby. This Agreement may not be revised or modified without the mutual written consent of the Parties.

14.           Notices.  For purposes of this Agreement, unless otherwise provided in this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, sent by facsimile or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to such address or sent to such facsimile number as each Party may furnish to the other in writing from time to time.

15.           Construction; Governing Law.  This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.  The Section headings in this Agreement are for ease of reference only and do not modify, alter, or limit the provisions or terms of this Agreement.  This Agreement is deemed to have been jointly drafted by the Parties, and, in the event of a dispute, shall not be construed in favor of or against any Party by reason of such Party’s contribution to the drafting of the Agreement.  Moreover, this Agreement shall be governed by, and construed and interpreted in accordance with, the substantive laws of the State of New York, without regard to principles of conflict of laws. In any litigation, each Party hereto waives personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified mail directed to such Party at his or its address for purposes of notice under Section 14 hereof.

16.           Specific Performance.  Executive acknowledges and agrees that the Company would be damaged irreparably if any provision of this Agreement to be performed by Executive is not performed by Executive in accordance with its specific terms or is otherwise breached by Executive.  Accordingly, Executive agrees that the Company will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement by Executive and to enforce specifically this Agreement and its terms and provisions in any proceeding instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, subject to Section 15, in addition to any other remedy to which it may be entitled, at law or in equity.

17.           Affiliate.  As used in this Agreement, unless otherwise indicated, “affiliate” shall mean any person or entity which directly or indirectly through any one or more intermediaries owns or controls, is owned or controlled by, or is under common ownership or control with the Company.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement.

19.           Knowing And Voluntary Execution.  Executive represents that he has reviewed all aspects of this Agreement, that he carefully has read and fully understands all of the provisions of this Agreement, that he understands that in agreeing to this document he is releasing the Company from any and all claims he may have against the Company, that he voluntarily agrees to all of the terms set forth in this Agreement, that he knowingly and willingly intends to be legally bound by the same, and that he was given the opportunity to consider the terms of this Agreement and discuss them with his counsel.

[Signature page follows]

IN WITNESS HEREOF, the Parties hereto have executed this Agreement as of the date first written above.

/s/ Stuart J. Beck
STUART J. BECK, individually

GRANITE BROADCASTING CORPORATION

/s/W. Don Cornwell
Name: W. Don Cornwell
Title: Chairman & Chief Executive Officer

SCHEDULE A-1

Stock Option Agreements

1.                                       Incentive Stock Option Agreement (157,500 shares @ $3.00/share) dated as of April 27, 1993, between Granite Broadcasting Corporation and Stuart J. Beck

2.                                       Stock Option Agreement (135,000 shares @ $7.00/share) dated as of April 25, 1995, between Granite Broadcasting Corporation and Stuart J. Beck

3.                                       Stock Option Agreement (91,000 shares @ $11.25/share) dated as of April 23, 1996, between Granite Broadcasting Corporation and Stuart J. Beck, as amended by Amendment to Granite Broadcasting Corporation Stock Option Agreement 1996 Grant (91,000 shares @ $7.563/share) dated July 24, 2001, between Granite Broadcasting Corporation and Stuart J. Beck

4.                                       Stock Option Agreement (135,000 shares @ $8.375/share) dated as of April 29, 1997, between Granite Broadcasting Corporation and Stuart J. Beck

5.                                       Stock Option Agreement (108,600 shares @ $11.125/share) dated as of April 28, 1998, between Granite Broadcasting Corporation and Stuart J. Beck, as amended by Amendment to Granite Broadcasting Corporation Stock Option Agreement 1998 Grant (108,600 shares @ $7.563/share) dated July 24, 2001, between Granite Broadcasting Corporation and Stuart J. Beck

6.                                       Stock Option Agreement (121,000 shares @ $6.875/share) dated as of January 8, 1999, between Granite Broadcasting Corporation and Stuart J. Beck

7.                                       Stock Option Agreement (327,000 shares @ $6.125/share) dated as of February 23, 1999, between Granite Broadcasting Corporation and Stuart J. Beck

8.                                       Stock Option Agreement (250,000 shares @ $10.000/share) dated as of February 23, 1999, between Granite Broadcasting Corporation and Stuart J. Beck

9.                                       Stock Option Agreement (250,000 shares @ $10.000/share) dated as of February 23, 1999, between Granite Broadcasting Corporation and Stuart J. Beck

10.                                 Stock Option Agreement (60,000 shares @ $2.70/share) dated as of February 26, 2002, between Granite Broadcasting Corporation and Stuart J. Beck

11.                                 Stock Option Agreement (153,000 shares @ $2.45/share) dated as of February 26, 2002, between Granite Broadcasting Corporation and Stuart J. Beck

SCHEDULE A-2

Unexercised Options

Agr. No.	Grant Date	Option Termination Date	No. of Options Granted	Exercise Price	Options O/S on Separation Date	Options Vested on Separation Date	Vesting Schedule
1	4/27/1993	4/23/2005	157,500	$3.000	157,500	157,500	fully vested
2	4/25/1995	4/23/2005	135,000	$7.000	135,000	135,000	fully vested
3	4/23/1996	4/23/2005	91,000	$7.563	91,000	91,000	fully vested
4	4/29/1997	4/29/2007	135,000	$8.375	135,000	135,000	fully vested
5	4/28/1998	4/28/2008	108,600	$7.563	108,600	108,600	fully vested
6	1/8/1999	1/8/2009	121,000	$6.875	121,000	121,000	fully vested
7	2/23/1999	2/23/2009	327,000	$6.125	327,000	327,000	fully vested
8	2/23/1999	2/23/2009	250,000	$10.000	250,000	0	vests when stock price trades at $15 or more for 10 consecutive business days
9	2/23/1999	2/23/2009	250,000	$10.000	250,000	0	vests when stock price trades at $20 or more for 10 consecutive business days
10	2/26/2002	2/26/2007	60,000	$2.700	60,000	40,000	20,000 vests on each of 12/31/02, 12/31/03 and 12/31/04
11	2/26/2002	2/26/2012	153,000	$2.450	153,000	76,500	38,250 vests on each of 12/31/02, 12/31/03, 12/31/04 and 12/31/05

SCHEDULE B

COMPOSITE
AS AMENDED BY SEPARATION AGREEMENT

PERFORMANCE AWARD AGREEMENT

This Performance Award Agreement (this “Agreement”), dated as of February 25, 2003 (the “Grant Date”), is by and between Stuart J. Beck (the “Participant”) and Granite Broadcasting Corporation, a Delaware corporation (the “Company”).

RECITALS

A.            The Company maintains the Granite Broadcasting Corporation Management Stock Plan, as amended and restated January 1, 2003 (the “Plan”), for the purpose of keeping senior executives of experience and ability in the employ of the Company and to compensate them for their contributions to the growth and profits of the Company and its Subsidiaries and thereby induce them to continue to make such contributions in the future.

B.            The Participant has been selected by the Committee to receive a Performance Award under the Plan, subject to the terms and conditions of this Agreement and the Plan, a copy of which is attached hereto as Annex A and is incorporated herein for all purposes.

C.            The Plan contemplates that an Award may be evidenced by a written agreement, at the discretion of the Committee, between the Company and the Participant incorporating the terms and conditions set forth in the Plan, together with such other terms and conditions not inconsistent with the Plan.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Definitions.  Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Plan.

Performance Award.

(a)           Performance Award Amount.  Subject to the terms of this Agreement and the Plan, the Participant is hereby awarded a Performance Award in the form of a bonus equal to the amount of Three Million Two Hundred Eighty-Six Thousand and Sixty-Five Dollars ($3,286,065.00), payable in cash, shares of Common Stock (Nonvoting) or a combination thereof at the discretion of the Committee, according to the terms set forth herein, provided the Participant achieves the Performance Objective set forth below on or before April 15, 2004. Such Performance Award shall be reflected in a book account maintained by the Company during the Performance Period.

(b)           Performance Objective.  The Performance Objective shall be that the Participant, either alone or together with others, obtains on behalf of the Company, on or before April 15, 2004, the refinancing of the Company’s current senior debt, as reflected in the Company’s Amended and Restated Credit Agreement dated as of April 30, 2002 (the “Credit Agreement”), such that the maturity date with respect to the Company’s senior debt is extended for at least two (2) years from its current maturity.

(c)           Performance Period.  The “Performance Period” shall be the period beginning on the Grant Date and ending on April 15, 2004 or such earlier date that the Participant achieves the Performance Objective set forth in this Agreement.

(d)           Award Achievement Date.  The “Award Achievement Date” is such date that the Participant achieves the Performance Objective, and the Committee has certified that the Performance Objective has been achieved in accordance with Section 5(c) of the Plan.

(e)           Payment of Award.  If the Participant achieves the Performance Objective, the Participant shall be paid (i) Two Hundred Twenty-One Thousand Two Hundred Dollars ($221,200.00) in cash five (5) business days prior to the maturity of the Participant’s promissory note dated January 1, 2001, issued to the Company and (ii) the remainder of the Performance Award (“Performance Award Balance”) in one-third increments of One Million Twenty-One Thousand Six Hundred Twenty-One and 67/100 Dollars ($1,021,621.67) on each of the first, second and third anniversaries of the Award Achievement Date.  The Company shall pay the Participant’s annual portion of the Participant’s Performance Award Balance, as soon as practicable after each relevant anniversary date; provided, that, notwithstanding the foregoing, any unpaid portion of the Performance Award shall be payable upon a Change in Control (as defined in that certain Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Company issued its 9-3/4% senior secured notes due December 1, 2010) and shall be paid to Participant within five (5) business days following such Change in Control.

Qualified Performance Based Compensation.  The Performance Award, if paid, is intended to constitute qualified “performance based compensation” for purposes of Section 162(m) of the Code and this Agreement shall be interpreted in accordance with such intent.  The Committee shall have the authority to make any amendment to this Agreement, if deemed necessary, such that the Award satisfies the requirements under Section 162(m) of the Code.

Termination of Employment During Performance Period.  If the Participant’s employment with the Company and/or its Subsidiaries terminates during the Performance Period for any reason, the Award granted under this Agreement will be forfeited on the date of such termination of employment.

Heirs and Successors; Non-Transferability.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.  No Award shall be assignable or transferable by the Participant, otherwise than by will or the laws of descent and distribution.

Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement are final and binding.

Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan.  In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the Plan, the Plan shall govern and control.

Amendment.  This Agreement may be amended by written agreement of the Participant and the Company.

Offset.  Notwithstanding any other provision contained herein or the Plan, the Company may off-set on a dollar for dollar basis any amounts payable or otherwise due hereunder to the Participant against amounts that the Company determines in good faith that such Participant owes the Company.  All determinations under this paragraph 9 shall be made by the Committee in its sole discretion and any such determination shall be final and binding on all parties.

Severability.  If any portion of this Agreement is declared invalid, the remainder of the Agreement shall remain in full force and effect.

Governing Law.  This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws rules.

Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original for all purposes and both of which together shall constitute one and the same agreement.

SCHEDULE C

COMPOSITE
AS AMENDED BY SEPARATION AGREEMENT

Granite Broadcasting Corporation

Stuart J. Beck,

As a valued employee of Granite Broadcasting Corporation (the “Company”) you were granted a Performance Award under the Granite Broadcasting Corporation Management Stock Plan (the “Plan”) pursuant to the terms and conditions set forth in the Performance Award Agreement between you and the Company dated February 25, 2003 (as amended, the “Award Agreement”).  Pursuant to Section 12(a) of the Plan, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has decided to permit you to defer payment of all or a portion of the Performance Award prior to the date such Performance Award is otherwise payable and vested.  By electing to defer payment of such award, the deferred portion shall not earn interest or any rate of return during the deferral period unless otherwise determined by the Committee.

Pursuant to the terms and conditions of the Award Agreement, once the Committee certifies that the Performance Objectives set forth in such agreement have been attained, you will be eligible to be paid a bonus of (i) Two Hundred Twenty-One Thousand Two Hundred Dollars ($221,200.00) in cash five (5) business days prior to the maturity of your promissory note dated January 1, 2001, issued to the Company (the “Promissory Note”) and (ii) One Million Twenty-One Thousand Six Hundred Twenty-One and 67/100 Dollars ($1,021,621.67) on each of the first, second and third anniversaries of the date that the Performance Objectives have been attained (each such payment to be referred to as “Tranche 1”, “Tranche 2” and “Tranche 3”, respectively), unless otherwise determined by the Committee that any such amount be paid earlier.

Except as provided below, by signing this election below, you hereby irrevocably elect to defer receipt of 100% of each of Tranche 1 and Tranche 2 until December 22, 2006 (the “Deferred Amount”).  Upon a Change in Control (as defined in that certain Indenture (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among the Company, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Company shall issue its 9¾% senior secured notes due December 1, 2010), you shall be paid the amount, if any, you would have previously been paid by the Company under the Award Agreement but for this election to defer payment, less amounts, if any, previously paid to you, within five (5) business days following such Change in Control.  If unvested amounts are still due to be paid to you under the Award Agreement on or following a Change in Control, such amounts shall be paid to you at the time contemplated under the Award Agreement without giving any effect to the deferral of payment under this election.

Other than with respect to the Two Hundred Twenty-One Thousand Two Hundred Dollars ($221,200.00) payable five (5) business days prior to the maturity of the Promissory Note which shall be paid in cash, any other amounts to be paid by the Company under the Award Agreement and this election may be paid in cash, shares of Common Stock (Nonvoting) or a combination thereof as determined by the Committee in its discretion.  If the Committee elects to pay any portion of such amounts in shares of Common Stock (Nonvoting), you shall receive such number of shares of Common Stock (Nonvoting) equal to a fraction where the numerator is equal to the dollar amount the Company wishes to pay in shares and the denominator is the Fair Market Value (as defined in the Plan) of one share of Common Stock (Nonvoting) on the date of payment.

The Plan, the Award Agreement, this election and the Deferred Amounts are intended to constitute an “unfunded” plan for incentive and deferred compensation and nothing contained herein shall give you any rights that are greater than those of a general unsecured creditor of the Company.  The Performance Award shall continue to be subject to all of the terms of the Plan and the applicable Award Agreement, except as otherwise specifically set forth herein.

SCHEDULE D

Representations by Executive to Company

1.             Executive hereby confirms that the shares of Common Stock (Nonvoting) issuable to Executive pursuant to this Agreement (the “Shares”) will be acquired for Executive’s own account and not with a present view to or for distributing or reselling the Shares or any part thereof or interest therein in violation of the Securities Act of 1933, as amended (the “Securities Act”).

2.             Executive acknowledges that the Shares are listed on the Over-The-Counter Bulletin Board and the Company is therefore required to publish certain business and financial information pursuant to the reporting requirements of the U.S. Securities Exchange Act of 1934 (collectively, the “Exchange Information”), which includes a description of the nature of the Company’s business and the Company’s most recent balance sheet and profit and loss account, and similar statements for preceding financial year, and that Executive is able to obtain or access the Exchange Information without undue difficulty.  Executive and his advisors, if any, have been afforded the opportunity to ask questions of the Company.  Executive understands that an investment in the Shares involves a significant degree of risk, including the risk of a total loss of investment.

3.             Executive has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Company, or Executive has employed the services of an independent investment advisor, attorney or accountant to read all of the relevant Exchange Information, and to evaluate the merits and risks of such an investment on Executive’s behalf.

4.             Executive understands and acknowledges that the Shares are being offered and sold to Executive without registration under the Securities Act in a transaction that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act or Regulation D promulgated thereunder and the availability of such exemption depends in part on, and the Company will rely upon the accuracy and truthfulness of, the representations set forth herein and Executive hereby consents to such reliance.

5.             Executive understands that no United States federal or state agency or any other government or governmental agency or authority has passed upon or made any recommendation or endorsement of the Shares.

6.             Executive understands that (i) the Shares have not been registered under the Securities Act or any state securities laws, and may not be transferred unless (A) subsequently registered thereunder, or (B) Executive shall have delivered to the Company an opinion of counsel reasonably acceptable to the Company to the effect that the Shares to be sold or transferred may be sold or transferred under an exemption from such registration, or (C) sold under Rule 144 promulgated under the Securities Act, or (D) sold or transferred to an affiliate of Executive pursuant to an exemption under the Securities Act; and (ii) neither the Company nor any other person is under any obligation to register such Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

7.             Executive understands that the Shares and, until such time as the Shares have been registered under the Securities Act or otherwise may be sold by Executive under Rule 144, the certificates for the Shares, may bear a restrictive legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED OR HYPOTHECATED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAW.